Exhibit 10.1
FIRST AMENDMENT TO THE
MONDELĒZ INTERNATIONAL, INC.
AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN
(As Amended and Restated as of February 3, 2017)

WHEREAS, Mondelēz International, Inc., a corporation organized under the laws of the Commonwealth of Virginia (the “Company”), maintains the Mondelēz International, Inc. 2005 Performance Incentive Plan, as amended and restated as of February 3, 2017 (the “Plan”);
WHEREAS, pursuant to Section 7(a) of the Plan, the Company’s Board of Directors (the “Board”) may amend the Plan at any time, provided that any amendment which (i) would materially increase the benefits accruing to the participants, (ii) would materially increase the number of securities that may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Global Select Market, then such amendment shall be subject to approval by the Company’s shareholders; and
WHEREAS, the Board has determined it is advisable and in the best interests of the Company and its shareholders to amend the Plan to clarify the effect of a Change in Control on outstanding equity awards under the Plan, and determined such amendment does not require shareholder approval under the Plan.
NOW, THEREFORE, pursuant to Section 7(a) of the Plan, the Plan is hereby amended as follows, effective as of May 22, 2024 (the “Amendment Effective Date”):
1.Section 6(a) of the Plan is hereby amended and restated to read as follows:

“(a)    Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below in Section 6(b)):
    (i)    Any outstanding Long-Term Incentive Grants will be automatically converted into time-based Deferred Stock Units (“Converted DSUs”) based on the higher of (A) the target level of achievement of the applicable performance goals, and (B) the actual level of achievement of the applicable performance goals as of the latest practicable date prior to the Change in Control (with such actual level determined by the Committee prior to the Change in Control), which Converted DSUs shall have a scheduled vesting date that is the last day of the Performance Cycle of the corresponding Long-Term Incentive Grant.
    (ii)    If, and to the extent, that an outstanding Grant (including any Grant of Converted DSUs), other than a cash Annual Incentive Award, under the Plan (A) is assumed or continued by the Company or by the successor or parent corporation (or affiliate thereof) in the Change in Control or (B) is replaced by the successor or parent corporation (or affiliate thereof) in the Change in Control with an equity grant that reflects the existing value of the Grant at the time of the Change in Control and provides for a vesting schedule that is the same or more favorable to the Participant than the vesting schedule applicable to the Grant (each such assumed or continued Grant or replacement grant, a “Replacement Grant”), then such Replacement Grant will remain outstanding and be governed by its terms and the provisions of the Plan. The Committee shall have the sole discretion to determine whether a proposed grant meets the requirements of a Replacement Grant pursuant to this Section 6(a)(ii).

    (iii)    If, and to the extent, that an outstanding Grant (including any Grant of Converted DSUs), other than cash Annual Incentive Award, under the Plan is not assumed or replaced in accordance with Section 6(a)(ii) above, then upon the Change in Control, such Grant will immediately vest in full (to the extent not previously vested) and become free of all restrictions and, if such Grant is in the form of a Stock Option or SAR, will immediately become fully exercisable (to the extent not previously exercisable) and will remain exercisable until the expiration of the original full term of the Stock Option or SAR. The Board or the Committee may, in its sole discretion, provide for cancellation of such outstanding and vested Grant at the time of the Change in Control, in exchange for a payment of cash, property or a combination thereof that is determined by the Board or the Committee in its sole discretion and that is at least equal in value, for each share of Common Stock subject to the Grant (if applicable), to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holder of a share of Common Stock over the per share exercise price (if any) for such Grant.
    (iv)    With respect to each Replacement Grant, if (A) other than with respect to a Non-Management Director, the Participant’s employment with, or performance of services for, the Mondelēz Group is terminated by the Mondelēz Group for any reason other than Cause or, by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, or (B) with respect to a Non-Management Director, such Non-Management Director’s service as a member of the Board ceases for any reason within the one-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Replacement Grant will immediately vest in full and become free of all restrictions and, if such Replacement Grant is in the form of a Stock Option or SAR, will immediately become fully exercisable (to the extent not previously exercisable) and will remain exercisable until the expiration of the original full term of the corresponding Stock Option or SAR.
    (v)    Except as otherwise specified in a Grant agreement, any of the foregoing Change in Control provisions that change the timing of payment of an Award will only apply to a Grant subject to Section 409A of the Code to the extent that such change is permissible under and consistent with Section 409A of the Code without the imposition of additional taxes and penalties under Section 409A of the Code. For the avoidance of doubt, the foregoing applies to all Grants made under the Plan regardless of when made.”
2.This amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this amendment to the substantive law of another jurisdiction.

3.All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Plan. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this amendment, effective as of the Amendment Effective Date.
MONDELĒZ INTERNATIONAL, INC.
/s/ Laura Stein

Laura Stein
Executive Vice President, Corporate & Legal Affairs,
General Counsel and Corporate Secretary